Filed Pursuant to Rule 424(b)(3)
File Number 333-126399

PROSPECTUS SUPPLEMENT NO. 5

Prospectus Supplement No. 5
to Prospectus dated December 15, 2006
as supplemented by
Prospectus Supplement No. 1 dated January 24, 2007
Prospectus Supplement No. 2 dated February 27, 2007
Prospectus Supplement No. 3 dated March 20, 2007 and
Prospectus Supplement No. 4 dated April 19, 2007

BIONOVO, INC.

This Prospectus Supplement No. 5 supplements our Prospectus dated December 15, 2006 as supplemented by Prospectus Supplement No. 1 dated January 24, 2007, Prospectus Supplement No. 2 dated February 27, 2007, Prospectus Supplement No. 3 dated March 20, 2007 and Prospectus No. 4 dated April 19, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol BNVI.OB. On May 1, 2007, the closing price of our common stock on the OTC Bulletin Board was $5.10.

This Prospectus Supplement includes the attached Current Report dated April 26, 2007 on Form 8-K of Bionovo, Inc., as filed by us with the U.S. Securities and Exchange Commission.

YOU SHOULD READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3, PROSPECTUS SUPPLEMENT NO. 4 AND THIS PROSPECTUS SUPPLEMENT NO. 5, CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 2, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2007

BIONOVO, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50073	87-0576481
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5858 Horton Street, Suite 375 Emeryville, California		94608
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (510) 601-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

BIONOVO, INC.

April 26, 2007

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 26, 2007, Dr. Mimi Hancock was appointed to our Board of Directors. Dr. Hancock will serve on the compensation and nominations committees. Her appointment expands Bionovo's board to seven members.

On April 26, 2007, Bionovo, Inc. issued a press release announcing Dr. Hancock’s appointment to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Bionovo, Inc. on April 26, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIONOVO, INC.

Date: April 30, 2007	By: /s/ James P. Stapleton
James P. Stapleton
Chief Financial Officer

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Exhibit 99.1
Press Releases

Mimi Hancock, Ph.D., Joins Bionovo's Board of Directors

EMERYVILLE, Calif., April 26 /PRNewswire-FirstCall/ -- Bionovo, Inc. (OTC Bulletin Board: BNVI) has appointed Dr. Mimi Hancock to the company's Board of Directors. Dr. Hancock is a member of the Spencer Stuart Life Sciences Practice. Dr. Hancock will serve on the compensation and nominations committees. Her appointment expands Bionovo's board to seven members.

Dr. Hancock's experience has given her the opportunity to work for organizations ranging from emerging life science companies to multinational biotechnology and pharmaceutical firms. She has executed searches for senior executives in general management, board directors, discovery and clinical research, product development and a variety of commercial positions. Dr. Hancock began her search career in 1994.

Previously, Dr. Hancock served as vice president of operations and co-founder at Avigen, a startup gene therapy company. For two years prior, she was the director of cell biology for Somatix Therapy Corporation, a publicly held company focused on gene therapy. Earlier in her career, Dr. Hancock held a series of positions at Triton Biosciences, where she conducted pioneering research targeting the Her2/neu oncogene (Hancock, et. al.; Cancer Research; 51, 4574-4580, 1991). This therapeutic approach was ultimately developed and marketed for the treatment of breast cancer. Dr. Hancock began her career in healthcare with Peralta Cancer Research Institute as a staff scientist. She holds four patents and has previously published and lectured extensively on the genetics and cell biology of breast cancer.

Dr. Hancock received her B.A. with honors in biological sciences from the University of Chicago and her Ph.D. in genetics from the University of California, Berkeley. She was a postdoctoral fellow at Stanford University where she was the recipient of a Damon Runyon/Walter Winchell Cancer Fund Fellowship. Dr. Hancock is currently a Director for Stellar Spa, Corte Madera, CA, a privately held company.

"As we continue to advance the business, we are pleased to welcome Dr. Hancock, and are looking forward to leveraging her multi-faceted scientific and pharmaceutical industry experience," said Dr. Isaac Cohen, chairman, CEO and president of Bionovo. "We are confident that Dr. Hancock's successful track record and leadership roles will only serve to further strengthen the board and provide the company with valuable expertise in the future growth of the company."

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has two drugs in clinical testing. MF101 is currently in Phase 2 for quality of life conditions associated with menopause, and BZL101 is in Phase 1/2 for the treatment of advanced breast cancer. The company has an additional pipeline of drugs in development for breast cancer, pancreatic cancer and other menopausal symptoms. The company is developing its products in close collaboration with leading U.S. academic research centers, including the University of California, San Francisco, University of Colorado Health Sciences Center, and University of California, Berkeley. For further information please visit: http://www.bionovo.com.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.